Exhibit 5.1
August 22, 2008

China TransInfo Technology Corp.
07 Floor E-Wing Center
No. 113 Zhichunlu, Haidian District
Beijing, China 100086

Re:	Registration Statement on Form S-3 (the “Registration Statement”) of China TransInfo Technology Corp.

Ladies and Gentlemen:

We have served as special U.S. securities counsel to China TransInfo Technology Corp., a Nevada corporation (the “Company”) in connection with the preparation and filing with the United States Securities and Exchange Commission of the Registration Statement pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the sale by the selling shareholders named therein of 2,586,207 shares of the Company’s common stock, par value $0.001 per share (the “Shares”).

We are furnishing this opinion to you in accordance with Item 601(b)(5) of Regulation S-K promulgated under the Securities Act for filing as Exhibit 5.1 to the Registration Statement.

We are familiar with the Registration Statement, and we have examined the Company’s Articles of Incorporation, as amended to date, the Company’s Bylaws, as amended to date, copies of the stock purchase and subscription agreements and other documents pursuant to which the selling shareholder acquired the Shares, certificates evidencing the Shares, and minutes and resolutions of the Company’s Board of Directors. We have also examined such other documents, certificates, instruments and corporate records, and such statutes, decisions and questions of law, as we have deemed necessary or appropriate for the purpose of this opinion. In our examination we have assumed the conformity to original documents of documents submitted to us as copies, the genuineness of all signatures and that the documents submitted to us are within the capacity and powers of, and have been validly authorized, executed and delivered by, each party thereto, other than the Company.

Based upon the foregoing, we are of the opinion that the Shares to be sold by the selling shareholder named in the Registration Statement are legally issued, fully paid and non-assessable.

Our opinion expressed above is limited to the general corporation law of the State of Nevada and the federal laws of the United States of America.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name, as counsel, therein. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Thelen Reid Brown Raysman & Steiner LLP

Thelen Reid Brown Raysman & Steiner LLP